Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Municipal Income Fund, Inc.-National Portfolio

A Special Meeting of the Stockholders of the AllianceBernstein Municipal Income Fund, Inc. National Portfolio (the Portfolio) was held on November
15, 2005, December 6, 2005, December 19, 2005 and December 21, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Portfolios fundamental investment objective as non-fundamental with changes to the Portfolios investment objective, the required number of outstanding shares voted in favor of the proposals, and the proposals were approved. At the December 21, 2005 Meeting, with respect to the second item of business, the amendment and restatement of the Portfolios Charter, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Portfolios proxy statement):

				Voted For	Withheld Authority
1.To elect eight Directors of
the Portfolio, each such
Director to hold office
until his or her successor
is duly elected and qualified.

Ruth Block			118,644,255	4,286,322
David H. Dievler		118,695,836	4,234,741
John H. Dobkin			118,889,769	4,040,807
Michael J. Downey		118,872,732	4,057,845
William H. Foulk, Jr.		118,786,439	4,144,137
D. James Guzy			118,270,202	4,660,374
Marc O. Mayer			118,800,780	4,129,797
Marshall C. Turner, Jr.		118,806,850	4,123,727

				Voted For	Voted Against	Abstained
2. The amendment and
restatement of the Portfolios
Charter.			97,606,855	3,619,023	7,488,218


				Voted For  Voted Against  Abstained   Broker
								      Non-Votes
3. To amend, eliminate, or
reclassify as non-fundamental,
the fundamental investment
restrictions regarding:

3.A. Diversification            20,901,168   1,263,146	   646,882    6,824,432

3.B. Issuing Senior Securities
and Borrowing Money             20,758,979   1,374,513	   677,705    6,824,432

3.C. Underwriting Securities	20,865,020   1,267,052     679,125    6,824,432

3.D. Concentration of
Investments                     20,935,361   1,209,652     666,185    6,824,432

3.E. Real Estate and
Companies That Deal In
Real Estate                     20,877,481   1,258,777     674,939    6,824,432

3.F. Commodity Contracts
and Futures Contracts           20,718,589   1,396,168     696,440    6,824,432

3.G. Loans                      20,780,532   1,320,298     710,367    6,824,432

3.H. Joint Securities
Trading Accounts                20,836,122   1,259,229     715,845    6,824,432

3.L. Purchase of Securities
on Margin                       20,764,294   1,446,423     600,480    6,824,432

3.M. Short Sales                20,786,788   1,366,647     657,762    6,824,432

3.N. Pledging, Hypothecating,
Mortgaging, or Otherwise
Encumbering Assets              20,695,512   1,418,560	   697,125    6,824,432

4.B. The reclassification of
the Portfolios fundamental
investment objective as
non-fundamental with changes
to the Portfolios investment
objective.                      20,501,955   1,068,443     1,240,799  6,824,432